UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2009

FEDERAL HOME LOAN BANK OF CHICAGO

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:

(312) 565-5700

Former name or former address, if changed since last report:

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, the Board of Directors (the "Board") of the Federal Home Loan Bank of Chicago (the "Bank") appointed Janice C. Eberly to fill a vacancy that will exist on the Board on October 1, 2009 as a result of the previously disclosed resignation of Deborah J. Lucas. Professor Eberly will serve as an independent director and will complete the existing term being vacated by Dr. Lucas, which expires December 31, 2012. For more information on the required qualifications for independent directors, see "Part I - Item 4 - Submission of Matters to a Vote of Security Holders" in the Bank's 2008 Annual Report on Form 10-K.

Professor Eberly is the John L. and Helen Kellogg Distinguished Professor of Finance at the Kellogg School of Management at Northwestern University. The Board has appointed Professor Eberly to serve on the Board's Audit and Risk Management Committees.

The Bank has not engaged in any transactions with Professor Eberly or any members of her immediate family that require disclosure under applicable rules and regulations. Professor Eberly's appointment took place in accordance with the rules governing the election of Bank directors and appointment of director vacancies, as specified in the Federal Home Loan Bank Act of 1932, as amended, and the related regulations of the Federal Housing Finance Agency. For information on the Bank's Director's Compensation Policy for 2009, see "Part III - Item 11 - Director Compensation" in the Bank's 2008 Annual Report on Form 10-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: September 25, 2009	By: /s/ Peter E. Gutzmer
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary